EXHIBIT 10

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

AMONG

TRUSTCASH HOLDINGS, INC.

TCHH ACQUISITION CORP.

AND

PAIVIS, CORP.

DATED AS OF FEBRUARY 5, 2008

                TABLE OF CONTENTS

ARTICLE I - THE MERGER

Section 1.01	The Merger
Section 1.02	Closing
Section 1.03	Effective Time
Section 1.04	Effect of the Merger
Section 1.05	Certificate of Incorporation and Bylaws; Directors and Officers
Section 1.06	Further Actions
Section 1.07	Conversion
Section 1.08	Exchange and Surrender of Certificates
Section 1.09	Financing
Section 1.10	Restriction of Resales
Section 1.11	Issuance of Parent Common Stock

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF PARENT

Section 2.01	Organization, Standing and Power
Section 2.02	Capitalization
Section 2.03	Authority for Agreement
Section 2.04	Status of SUB and PARENT; Financial Statements
Section 2.05	Governmental Consent
Section 2.06	Litigation
Section 2.07	Interested Party Transactions
Section 2.08	Compliance with Applicable Laws
Section 2.09	No Undisclosed Liabilities
Section 2.10	Tax-Free Reorganization
Section 2.11	Board Approval
Section 2.12	Full Disclosure
Section 2.13	Brokers and Finders Fees
Section 2.14	PARENT SEC Reports

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF TARGET

Section 3.01	Organization, Standing and Power
Section 3.02	Capitalization
Section 3.03	Authority for Agreement
Section 3.04	Subsidiaries
Section 3.05	Stockholders
Section 3.06	Governmental Consent
Section 3.07	Status of TARGET, Financial Statements
Section 3.08	Litigation
Section 3.09	Restrictions on Business Activities
Section 3.10	Interested Party Transactions
Section 3.11	Compliance with Applicable Laws
Section 3.12	Governmental Authorization
Section 3.13	Absence of Changes
Section 3.14	Operations Since Financial Statements Date
Section 3.15	No Undisclosed Liabilities
Section 3.16	Accounts Receivable
Section 3.17	Insurance
Section 3.18	Title to Properties; Liens
Section 3.19	Material Contracts
Section 3.20	Non-Contravention
Section 3.21	Labor relations
Section 3.22	Tax Returns and Payment

Section 3.23	Intellectual Property
Section 3.24	Environmental Matters
Section 3.25	Employment Agreements
Section 3.26	Warranty claims
Section 3.27	Brokers’ and Finders’ Fees
Section 3.28	Board Approval
Section 3.29	Full Disclosure
Section 3.30	TARGET SEC Reports

ARTICLE IV - CERTAIN COVENANTS AND AGREEMENTS

Section 4.01	Covenants of TARGET
Section 4.02	Covenants of SUB and PARENT
Section 4.03	Covenants of the Parties

ARTICLE V - CONDITIONS PRECEDENT

Section 5.01	Conditions Precedent to the Parties' Obligations
Section 5.02	Conditions Precedent to the Obligations of SUB and PARENT
Section 5.03	Conditions Precedent to the Obligations of TARGET

ARTICLE VI - TERMINATION, AMENDMENT AND WAIVER

Section 6.01	Termination
Section 6.02	Effect of Termination

ARTICLE VII - CONFIDENTIALITY; NON-SOLICITATION; EXCLUSIVITY

Section 7.01	Confidentiality
Section 7.02	Non-Solicitation
Section 7.03	Exclusivity

ARTICLE VIII - INDEMNIFICATION

Section 8.01	Indemnification by SUB and PARENT
Section 8.02	Indemnification by TARGET
Section 8.03	Survival of Indemnification

ARTICLE IX - MISCELLANEOUS

Section 9.01	Non-survival of Representations and Warranties
Section 9.02	Expenses
Section 9.03	Applicable Law
Section 9.04	Notices
Section 9.05	Entire Agreement
Section 9.06	Assignment
Section 9.07	Headings; References
Section 9.08	Counterparts
Section 9.09	No Third Party Beneficiaries
Section 9.10	Severability; Enforcement

List of Schedules

PARENT Disclosure Schedule

SUB Disclosure Schedule

EXHIBITS

Merger Certificate A

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER dated as of February 5, 2008 (the “Agreement”) by and among TRUSTCASH HOLDINGS, INC., a Delaware corporation (“PARENT”), TCHH ACQUISITION CORP., a Nevada corporation (“SUB”) and PAIVIS, CORP., a Nevada corporation (“TARGET”). PARENT, SUB and TARGET are each referred to herein individually as a “Party” and collectively as the “Parties.”

PREAMBLE

WHEREAS, the respective Boards of Directors of each of PARENT, SUB and TARGET deem it advisable and in the best interests of each corporation and its respective shareholders, that SUB and TARGET combine in order to advance the long-term business strategies of PARENT and TARGET;

WHEREAS, the Board of Directors of TARGET has unanimously determined that the merger of SUB with and into TARGET (the “Merger”) and this Agreement are fair to, and in the best interests of, TARGET and the holders of all the common stock of TARGET, par value $0.0002 per share (the “TARGET Common Stock”);

WHEREAS, the Board of Directors of PARENT has unanimously determined that the Merger and this Agreement are fair to, and in the best interests of, PARENT and the holders of the common stock of Parent, par value $0.001 per share (the “PARENT Common Stock”);

WHEREAS, the respective Boards of Directors of each of PARENT, SUB and TARGET have approved this Agreement and the Merger on the terms and conditions contained in this Agreement and in so doing, have recommended approval of the Merger to the shareholders of the respective corporations;

WHEREAS, PARENT, as the sole stockholder of SUB, has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by unanimous written consent in accordance with the requirements of the Nevada Revised Statutes;

WHEREAS, for federal income tax purposes, it is intended by the parties hereto that the Merger shall qualify as a tax-free “reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“Applicable Law” means any domestic or foreign law, statute, regulation, rule, policy, guideline or ordinance applicable to the businesses of the Parties, the Merger and/or the Parties.

“Common Stock” means the common stock of PARENT, par value $0.001 per share.

“Commission” means the United States Securities and Exchange Commission.

“Dollar” and “$” means lawful money of the United States of America.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States of America as promulgated by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or any successor Institutes concerning the treatment of any accounting matter, and applied in a consistent manner.

“Knowledge” means the knowledge, which either is obtained after reasonable inquiry, or which would have been obtained if one made a reasonable inquiry.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that has or would have a materially adverse effect on the financial condition, business or results of operations of such entity or group of entities, taken as a whole.

“Parent” means Trustcash Holdings, Inc., a Delaware corporation.

“Parent Disclosure Schedule” means the disclosure schedule delivered by Parent to Target concurrently with the execution and delivery of this Agreement, as the same may be amended or supplemented by Parent.

“Parent SEC Reports” means all filings required to be made by Parent with, or submitted by Parent to, the Commission under the Securities Act and the Exchange Act.

“Person” means any individual, corporation, partnership, limited liability company, trust or unincorporated organization or a government or any agency or political subdivision thereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means the issued and outstanding shares of TARGET Common Stock.

“Target SEC Reports” means all filings required to be made by Target with, or submitted by Target to, the Commission under the Securities Act and the Exchange Act.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll employment, excise, severance, stamp, occupation, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity (a “Tax Authority”) responsible for the imposition of any such tax (domestic or foreign), and

(ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and

(iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

“Tax Return” means any return, statement, report or form, including, without limitation, estimated Tax Returns and reports, withholding Tax Returns and reports and information reports and returns required to be filed with respect to Taxes.

ARTICLE I

THE MERGER

SECTION 1.01 THE MERGER

Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the statutes of the State of Nevada, at the Effective Time (as defined herein), SUB shall be merged with and into TARGET, the separate existence of SUB shall cease and TARGET shall continue as the surviving entity of the Merger (where appropriate, the “Surviving Entity”).

SECTION 1.02 CLOSING

The closing of the Merger (the “Closing”) will take place at the offices of the PARENT AND SUB , at 400 Park Avenue Suite 1420 NY, NY 10022, on the day immediately following the satisfaction or waiver of the conditions precedent set forth in Article V or at such other date as SUB and TARGET shall agree; provided, however, that (a) the Parties shall use their best efforts to effect the Closing on or before March 31, 2008, or as soon thereafter as is practicable, and (b) the Closing may take place by facsimile or other means as may be mutually agreed upon in advance by the Parties. The date on which the Closing is held is referred to in this Agreement as the “Closing Date.” Unless extended in writing by each of the PARENT and TARGET in the event the Closing shall not occur by June 30, 2008 (the “Outside Closing Date”) then either PARENT or TARGET may terminate this Agreement without any further liability to the other.

SECTION 1.03 EFFECTIVE TIME

On the Closing Date, the Parties shall cause the Merger to be effective by the filing of articles or a certificate of merger, and the Merger shall become effective immediately upon the acceptance of such filings, (the “Merger Certificate”) with the Secretary of State of the State of Nevada in substantially the form attached hereto as Exhibit A executed in accordance with the relevant provisions of the statutes of the Nevada Revised Statutes. The Merger shall become effective at the time such Merger Certificate is duly accepted for filing or at such other time as may be specified as the date and time of effectiveness in the Merger Certificate, (the “Effective Time”). The date on which the Effective Time occurs is referred to as the “Effective Date.”

SECTION 1.04 EFFECT OF THE MERGER

At and after the Effective Time, the Merger shall be effective as provided in the applicable provisions of the Nevada Revised Statutes. The existence of TARGET, as the Surviving Entity, with all of its purposes and powers, shall continue unaffected and unimpaired by the Merger, and, as the Surviving Entity, it shall be governed by the laws of the State of Nevada and succeed to all rights, assets, liabilities and obligations of SUB in accordance with the Nevada Revised Statutes. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of SUB shall vest in the Surviving Entity, and all debts, liabilities and duties of SUB shall become the debts, liabilities and duties of the Surviving Entity. The separate existence and corporate organization of SUB shall cease at the Effective Time and thereafter SUB and TARGET shall be a single entity, to wit, the Surviving Entity.

SECTION 1.05 CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS

Pursuant to the Merger:

(i)          The Certificate of Incorporation and Bylaws of TARGET as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Entity following the Merger, until thereafter changed or amended as provided therein or by applicable law.

(ii)          The officers and directors of the Parent following the Merger shall be those persons listed on Schedule 1.05(a), until the earlier of their death, resignation or removal or until their respective successors are duly appointed and qualified.

SECTION 1.06 FURTHER ACTIONS

If at any time after the Effective Time, SUB and TARGET shall consider or be advised that any further assignment or assurances or any other things that are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Entity, the title to any property or right of SUB acquired or to be acquired by reason of or as a result of the Merger, then SUB and TARGET and their respective officers and directors in office shall use all reasonable efforts to execute and deliver, or cause to be executed and delivered, all such proper deeds, assignments and assurances and do all things reasonably necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Entity and otherwise carry out the purpose of this Agreement, and the officers of SUB and the Surviving Entity are fully authorized in the name of TARGET or otherwise to take any and all such action with the same effect as if such persons were officers of TARGET.

SECTION 1.07 CONVERSION

As of the Effective Time, by virtue of the Merger and without any action on the part of SUB or TARGET:

(i)

SUB shares of Common Stock. Each share of Common Stock of SUB issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.

(ii)

Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are owned by the TARGET and any Shares owned by Parent, SUB or any of their respective Subsidiaries shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii)

Conversion of Shares. Each issued and outstanding Share of TARGET (other than Shares to be cancelled in accordance with Section 1.07(ii) shall be converted into the right to receive $0.10 payable to the holder thereof in cash without interest (the “Cash Consideration”), plus one share of common stock of the Parent (the “ Issuable Shares”). The Cash Consideration together with the Issuable Shares is herein referred to as the “Merger Consideration”. From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Share in accordance with Section 1.08, without interest thereon.

(iv)

Fractional Shares. In calculating the number of Issuable Shares to issue to each TARGET shareholder, general rounding principles should control the actual calculation, which shall result in no issuance of any fractional shares to the TARGET shareholders.

(v)

Full Satisfaction of Rights. All Issuable Shares into which the Shares shall have been converted pursuant to this Article 1 shall be deemed to have been issued in full satisfaction of all rights pertaining to the Shares.

(vi)

Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring on or after the date hereof and prior to the Effective Time.

SECTION 1.08 EXCHANGE AND SURRENDER OF CERTIFICATES

(i)

Paying Agent. Prior to the Effective Time, Purchaser shall designate an escrow agent, bank or trust company to act as the payment agent in connection with the Merger (the “Paying Agent”). Parent or SUB shall deposit, or cause to be deposited, funds with the Paying Agent on the next Business Day following the Effective Time in the amount necessary to enable the Paying Agent to make payments of the Merger Consideration pursuant to Section 1.08(ii). Such funds shall be invested by the Paying Agent as directed by Parent, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares. Earnings from such investments shall be the sole and exclusive property of Parent, and no part of such earnings shall accrue to the benefit of holders of Shares.

(ii)

Procedures for Surrender. Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) and whose Shares were converted pursuant to Section 1.07 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as mutually agreed by the Company and Parent) and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of a Certificate or Book-Entry Share for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent (i.e. the stock transfer agent of the Parent being Signature Stock Transfer, Inc., 2301 Ohio Drive, Suite 100, Plano, Texas, 75093), together with such letter of transmittal, duly executed, the holder of such Certificate or Book-Entry Share shall be entitled to receive promptly in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and for each Book-Entry Share and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not required to be paid. Until surrendered as contemplated by this Section 1.08, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 1.08, without interest thereon. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Merger Consideration for Shares.

(iii)

Closing of Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

(iv)

Termination of Fund; No Liability. At any time following one year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures) to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(v)

Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

SECTION 1.09 FINANCING

The Parties agree that Closing is subject to the execution by Parent of an agreement for an equity or debt financing to the Parent of up to Twenty Million Dollars ($20,000,000) but no less than Sixteen Million Dollars ($16,000,000) on terms agreeable to both Parent and Target for the purposes of completing the acquisition of Detroit Phone Cards Inc. (“DPC”), AAAA Media Services Ltd. (“A4”) by the Target, the payment of the Cash Consideration portion of the Merger Consideration hereunder and working capital for the Parent (“the Financing”).

The Closing is further subject to the Financing being advanced to the Parent on or before Closing.

SECTION 1.10 RESTRICTIONS ON RESALE

All series of the Issuable Shares of the PARENT will not be registered under the Securities Act, or the securities laws of any state, and absent an exemption from registration contained in such laws, cannot be transferred, hypothecated, sold or otherwise disposed of until; (i) a registration statement with respect to such securities is declared effective under the Securities Act, or (ii) PARENT receives an opinion of counsel for PARENT that an exemption from the registration requirements of the Securities Act is available.

The certificates representing the number of Issuable Shares into which the Shares shall have been converted pursuant to this Agreement shall contain legends substantially as follows:

“THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE COMPANY THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.”

SECTION 1.11 ISSUANCE OF PARENT COMMON STOCK

The Issuable Shares issuable to the holders of the TARGET Shares will when issued pursuant to this Agreement be duly and validly authorized and issued, fully paid and non-assessable.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SUB AND PARENT

Except as set forth in the PARENT SEC Reports or the PARENT Disclosure Schedule or the SUB Disclosure Schedule, disclosure in any one of which shall apply to any and all representations and warranties made in this Agreement, and except as otherwise disclosed in writing by PARENT and/or SUB to TARGET, PARENT and SUB hereby represent and warrant to TARGET, as of the date of this Agreement and as of the Effective Time, as follows:

SECTION 2.01 ORGANIZATION, STANDING AND POWER

SUB is a Nevada company and PARENT is a Nevada corporation. Both SUB and PARENT are duly incorporated, validly existing and in good standing under the laws of the State of Nevada, and have corporate power and authority to conduct their business as presently conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. SUB and PARENT are duly qualified to do business as a foreign limited liability company and corporation, respectively, doing business in each state in which they own or lease real property and where the failure to be so qualified and in good standing would have a Material Adverse Effect on SUB and PARENT or their business. Except as disclosed on Schedule 2.01 hereto, neither SUB nor PARENT have any material ownership interest in any corporation, partnership (general or limited), limited liability company or other entity, whether foreign or domestic (collectively such ownership interests including capital stock).

SECTION 2.02 CAPITALIZATION

Subject to modification by the PARENT prior to the Closing for purposes of effectuating the terms of this Agreement, the authorized capital stock of PARENT consists of 350,000,000 shares of common stock, $0.001 par value per share, and 50,000,000 of preferred stock. As of December 31, 2008, there were 77,549,138 shares of common stock issued and outstanding. Except as disclosed on Schedule 2.02(a) hereto, no shares have been reserved for issuance to any person, and there are no other outstanding rights, warrants, options or agreements for the purchase of capital stock from PARENT except as provided in this Agreement. Except as disclosed on Schedule 2.02(b) hereto, no Person is entitled to any rights with respect to the issuance or transfer of the Issuable Shares. The outstanding shares are validly issued, fully paid, non-assessable, and have been issued in compliance with all state and federal securities laws or other Applicable Law.

The authorized capital stock of SUB consists of 1,000 shares of common stock, $0.0001 par value per share, and no authorized shares of preferred stock. As of the date of this Agreement, there were 10 shares of common stock issued and outstanding. Except as disclosed on Schedule 2.02(b) hereto, no shares have been reserved for issuance to any person, and there are no other outstanding rights, warrants, options or agreements for the purchase of capital stock from SUB except as provided in this Agreement. Except as disclosed on Schedule 2.02(b) hereto, no Person is entitled to any rights with respect to the issuance or transfer of the Issuable Shares. The outstanding shares are validly issued, fully paid, non-assessable, and have been issued in compliance with all state and federal securities laws or other Applicable Law. As of the Effective Time, SUB shall not have filed a registration statement as to any of its shares.

SECTION 2.03 AUTHORITY FOR AGREEMENT

The execution, delivery, and performance of this Agreement by SUB and PARENT have been duly authorized by all necessary corporate action, except for the approval of SUB's Stockholders (the “SUB Stockholders”), and this Agreement, upon its execution by the Parties, will constitute the valid and binding obligation of SUB and PARENT enforceable against it in accordance with and subject to its terms, except as enforceability may be affected by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights, provided, that no such obligation shall arise or be binding unless the SUB Stockholders approve this Agreement. Except as set forth above or in Schedule 2.03 attached hereto, the execution and consummation of the transactions contemplated by this Agreement and compliance with its provisions by SUB and PARENT will not violate any provision of Applicable Law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, SUB's Certificate of Incorporation or Bylaws or PARENT’s Certificate of Incorporation or Bylaws, as the case may be and in each case as amended, or, in any material respect, any indenture, lease, loan agreement or other agreement or instrument to which SUB and PARENT are a party or by which they or any of their properties are bound, or any decree, judgment, order, statute, rule or regulation applicable to SUB and PARENT except to the extent that any breach or violation of any of the foregoing would not constitute or result in a Material Adverse Effect on SUB or PARENT taken as a whole.

SECTION 2.04 STATUS OF PARENT AND SUB; FINANCIAL STATEMENTS

(i)        Currently the shares of common stock of PARENT are traded on the Electronic Bulletin Board in the over-the-counter market (“OTCBB”). Currently the shares of common stock of SUB are not traded.

(ii)	SUB is a non-reporting company.

(iii)	PARENT is a reporting company.

(iv)	SUB does not have any material liabilities, except as provided in Schedule 2.05.

(v)	PARENT has made available to TARGET copies of its audited financial statements at December 31, 2004, 2005 and 2006 for the three fiscal years then ended (collectively, “PARENT Financial Statements”).

(vi)

The PARENT Financial Statements (i) are consistent in all material respects with the books and records of PARENT; (ii) have been or will be prepared in accordance with GAAP consistently applied; (iii) reflect and provide adequate reserves and disclosures in respect of all liabilities of PARENT, including all contingent liabilities, as of the respective dates of the Financial Statements, and (iv) present fairly in all material respects the financial position of PARENT at such dates and the results of operations and cash flows of PARENT for the periods then ended.

(vii)

Except as otherwise disclosed in the PARENT Disclosure Schedule or in the PARENT Financial Statements, PARENT does not have any liabilities or obligations that would be required to be set forth in PARENT Financial Statements in accordance with GAAP.

SECTION 2.05 GOVERNMENTAL CONSENT

No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission or any third party (other than the approval of the SUB Stockholders), including a party to any agreement with SUB or PARENT, is required by or with respect to SUB or PARENT in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws thereby, and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Nevada.

SECTION 2.06 LITIGATION

Except as disclosed on Schedule 2.07 hereof, there is no action, suit, investigation, audit or proceeding pending against, or to the best knowledge of SUB and PARENT threatened against or affecting, SUB and PARENT or any of their assets or properties before any court or arbitrator or any governmental body, agency or official.

SECTION 2.07 INTERESTED PARTY TRANSACTIONS

Intentionally omitted.

SECTION 2.08 COMPLIANCE WITH APPLICABLE LAWS

To the Knowledge of SUB and PARENT, the business of SUB and PARENT has not been, and is not being, conducted in violation of any Applicable Law, except for possible violations which individually or in the aggregate have not had and are not reasonably likely to have a Material Adverse Effect. No investigation or review by any governmental entity with respect to SUB and PARENT is pending or, to the Knowledge of SUB and PARENT, threatened, nor has any governmental entity indicated an intention to conduct the same, except for investigations or reviews which individually or in the aggregate would not have, nor be reasonably likely to have, a Material Adverse Effect.

SECTION 2.09 NO UNDISCLOSED LIABILITIES

Except as set forth on Schedule 2.10 hereto, there are no liabilities, debts or other obligations of SUB and PARENT of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or debt.

SECTION 2.10 TAX RETURNS AND PAYMENT

SUB and PARENT have filed all material Tax Returns required by it and have paid all Taxes shown thereon to be due, except for Taxes being contested in good faith. There is no material claim for Taxes that is a lien against the property of SUB and PARENT other than liens for taxes not yet due and payable. Neither SUB nor PARENT have received notification of any audit of any Tax Return of SUB and PARENT being conducted or pending by a Tax Authority where an adverse determination could have a Material Adverse Effect, no extension or waiver of the statute of limitations on the assessment of any taxes has been granted by SUB and PARENT which is currently in effect, and SUB and PARENT are not a party to any agreement, contract or arrangement with any Tax Authority, which may result in the payment of any material amount. Neither SUB nor PARENT are a party to any tax-sharing or allocation agreement, nor does they owe any amount under any tax-sharing or allocation agreement. Neither SUB nor PARENT have been (nor does it have any liability for unpaid Taxes because it once was) a member of an “affiliated group” within the meaning of Code Section 1502.

SECTION 2.11 BOARD APPROVAL AND SHAREHOLDER APPROVAL.

The Board of Directors of SUB and PARENT have approved this Agreement and the transactions contemplated hereby and SUB will submit it to the sole Stockholder for its approval. To the extent that shareholder approval of PARENT, SUB and/or TARGET is required by state corporate law, such shareholders have approved this Agreement and the transactions contemplated hereby.

SECTION 2.12 FULL DISCLOSURE

The representations and warranties of SUB and PARENT contained in Article II of this Agreement or to be furnished in or in connection with documents mailed or delivered to the SUB Stockholders in connection with soliciting their consent to this Agreement, do not contain or will not contain, any untrue statement of a material fact, or omit to state a material fact required to be stated herein or therein or necessary to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

SECTION 2.13 BROKERS’ AND FINDERS’ FEES

Neither SUB nor PARENT has incurred, nor will they incur, directly or indirectly, any liability for brokers’ or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

SECTION 2.14 PARENT SEC REPORTS

Except as disclosed in the PARENT Schedules, PARENT has filed all forms, statements, reports and documents required to be filed or, if permissible, furnished by it with the Commission since such reports were required. The PARENT SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of its filing date, each PARENT SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be. There has not occurred any material adverse change, or any development constituting a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of PARENT since its latest report on Form 10-QSB. Neither the offer or sale of the PARENT Stock pursuant hereto nor the consummation of the transactions as contemplated by this Agreement give rise to any rights for or relating to the registration of shares of PARENT Common Stock or other securities of PARENT except as set forth on the PARENT Disclosure Schedule. PARENT is not required to prepare and deliver to its shareholders and file with the Commission any proxy, information statement or similar report in advance of the consummation of the transactions contemplated hereby, except for such reports as may need be filed in accordance with Form 8-K and Schedule 14F-1.

In the event that PARENT is not current in filing all PARENT SEC Reports when due, or in the event that PARENT is no longer eligible to have its securities quoted on the Electronic Bulletin Board maintained by the Nasdaq Stock Market, Inc. on the Closing Date, TARGET may elect to terminate this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TARGET

Except as set forth in the TARGET SEC Reports or the TARGET Disclosure Schedule, disclosure in any one of which shall apply to any and all representations and warranties made in this Agreement, and except as otherwise disclosed in writing by TARGET to PARENT, TARGET hereby represents and warrants to PARENT, as of the date of this Agreement and as of the Effective Time, as follows:

SECTION 3.01 ORGANIZATION, STANDING AND POWER

(i)          TARGET is a Nevada corporation duly formed, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to conduct its business as presently conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. TARGET is duly qualified to do business in each state or other jurisdiction it owns or leases real property and where the failure to be so qualified and in good standing would have a Material Adverse Effect. A schedule of TARGET’S subsidiaries is attached hereto as Schedule 3.04, which discloses TARGET’S interests in any corporation, partnership (general or limited), limited liability company or other entity, whether foreign or domestic (collectively such ownership interests including capital stock).

SECTION 3.02 CAPITALIZATION

The authorized capital stock of TARGET consists of 125,000,000 shares of common stock, $0.0002 par value per share, and 15,000,000 shares of preferred stock, $.0001 par value per share. As of December 31, 2008, there were approximately 93,004,647 shares of common stock issued and outstanding, and there were 3,350,750 shares of preferred stock issued and outstanding. Except as disclosed on Schedule 3.02(a) hereto, no shares have been reserved for issuance to any person, and there are no other outstanding rights, warrants, options or agreements for the purchase of capital stock from TARGET except as provided in this Agreement. Except as disclosed on Schedule 3.02(b) hereto, no Person is entitled to any rights with respect to the issuance or transfer of the Issuable Shares. The outstanding shares are validly issued, fully paid, non-assessable, and have been issued in compliance with all state and federal securities laws or other Applicable Law.

SECTION 3.03 AUTHORITY FOR AGREEMENT

The execution, delivery and performance of this Agreement by TARGET has been duly authorized by all necessary corporate or company action, as the case may be, and this Agreement constitutes the valid and binding obligation of TARGET, enforceable against it in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights. The execution and consummation of the transactions contemplated by this Agreement and compliance with its provisions by TARGET will not violate any provision of Applicable Law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, its certificate of incorporation or bylaws, or, in any material respect, any indenture, lease, loan agreement or other agreement instrument to which TARGET is a party or by which it or any of its properties are bound, or any decree, judgment, order, statute, rule or regulation applicable to TARGET except to the extent that any breach or violation of any of the foregoing would not constitute or result in a Material Adverse Effect.

SECTION 3.04 SUBSIDIARIES

Except as disclosed on Schedule 3.04 hereof, TARGET has no other subsidiaries.

SECTION 3.05 STOCKHOLDERS

Except as disclosed on Schedule 3.05, there are no other holders of the TARGET Common Stock.

SECTION 3.06 GOVERNMENTAL CONSENT

No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission or any third party, including a party to any agreement with TARGET, is required by or with respect to TARGET in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws thereby, and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Nevada.

SECTION 3.07 STATUS OF TARGET; FINANCIAL STATEMENTS

(i)	Currently the shares of common stock of TARGET are quoted on the OTCBB.

(ii)

As of the date hereof, TARGET is not current in its reports. After the Execution of this Agreement and prior to Closing, TARGET may upon discretion of it Board of Directors of TARGET and after providing notice to the Parent file a Form 15 to de-register the stock and it shall as a result, become a non-reporting company.

(iii)

TARGET has made available to PARENT copies of its audited financial statements as of December 31, 2003, 2004 and 2005 for the three fiscal years then ended (collectively, “TARGET Financial Statements”).

(iv)

The TARGET Financial Statements (i) are consistent in all material respects with the books and records of TARGET; (ii) have been or will be prepared in accordance with GAAP consistently applied; (iii) reflect and provide adequate reserves and disclosures in respect of all liabilities of TARGET, including all contingent liabilities, as of the respective dates of the Financial Statements, and (iv) present fairly in all material respects the financial position of TARGET at such dates and the results of operations and cash flows of TARGET for the periods then ended.

(v)

Except as otherwise disclosed in the TARGET Disclosure Schedule or in the TARGET Financial Statements, TARGET does not have any liabilities or obligations that would be required to be set forth in TARGET Financial Statements in accordance with GAAP.

SECTION 3.08 LITIGATION

Except as otherwise disclosed in the TARGET Disclosure Schedule there is no action, suit, investigation, audit or proceeding pending against, or to the best knowledge of TARGET, threatened against or affecting, TARGET or any of its assets or properties before any court or arbitrator or any governmental body, agency or official.

SECTION 3.09 RESTRICTIONS ON BUSINESS ACTIVITIES

There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which TARGET is a party or otherwise binding upon TARGET which has or may have the effect of prohibiting or impairing any business practice of TARGET, any acquisition of property (tangible or intangible) by TARGET or the conduct of business by TARGET. Without limiting the foregoing, TARGET has not entered into any agreement under which TARGET is restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

SECTION 3.10 INTERESTED PARTY TRANSACTIONS

Intentionally omitted.

SECTION 3.11 COMPLIANCE WITH APPLICABLE LAWS

To the Knowledge of TARGET, the business of TARGET has not been, and is not being, conducted in violation of any Applicable Law, except for possible violations which individually or in the aggregate have not had and are not reasonably likely to have a Material Adverse Effect. No investigation or review by any governmental entity with respect to TARGET is pending or, to the Knowledge of TARGET, threatened, nor has any governmental entity indicated an intention to conduct the same, except for investigations or reviews which individually or in the aggregate would not have, nor be reasonably likely to have, a Material Adverse Effect.

SECTION 3.12 GOVERNMENTAL AUTHORIZATION

Schedule 3.12 accurately lists each consent, license, permit, grant or other authorization issued to TARGET by a governmental entity (i) pursuant to which TARGET currently operates or holds any interest in any of their properties or (ii) which is required for the operation of the business of TARGET or the holding of any such interest (collectively, the “TARGET Authorizations”). The TARGET Authorizations are in full force and effect and constitute all TARGET Authorizations required to permit TARGET to operate or conduct its business or hold any interest in its properties or assets.

SECTION 3.13 ABSENCE OF CHANGES

Since the TARGET Financial Statements Date there has not been:

(i)          any event, occurrence, development or state of circumstances or facts which would, individually or in the aggregate, have a Material Adverse Effect on TARGET;

(ii)	any amendment of any material term of any outstanding security of TARGET;

(iii)         any incurrence, assumption or guarantee by TARGET of any indebtedness for borrowed money;

(iv)	any creation or other incurrence by TARGET of any Lien on any material asset;

(v)	the making of any loan, advance or capital contributions to or investment in any Person;

(vi)         any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or any asset(s) of TARGET which would, individually or in the aggregate, have a Material Adverse Effect on TARGET;

(vii)        any transaction or commitment made, or any contract or agreement entered into, by TARGET or any relinquishment by TARGET of any contract or other right;

(viii)       any change in any method of accounting, method of tax accounting, or accounting practice by TARGET;

(ix)         any (a) grant of any severance or termination pay to any current or former director, officer or employee of TARGET, (b) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (c) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any current or former director, officer or employee of TARGET, (d) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any current or former director, officer or employee of TARGET, or (e) increase in compensation, bonus or other benefits payable or otherwise made available to any current or former director, officer or employee of TARGET;

(x)	any labor dispute, other than routine individual grievances; or

(xi)         any tax election or any settlement or compromise of any tax liability, in either case that is material to TARGET.

SECTION 3.14 OPERATIONS SINCE FINANCIAL STATEMENTS DATE

Since the TARGET Financial Statements Date, except for as contemplated by this Agreement or in the TARGET Financial Statements, TARGET:

(i)          has operated its businesses substantially as it was operated prior to that date and only in the ordinary course;

(ii)          has not declared or otherwise become liable with respect to any dividend or distribution of cash, assets or capital stock;

(iii)         has maintained or kept current its books, accounts, records, payroll, and filings in the usual and ordinary course of business, consistent in all material respects with past practice; and

(iv)         has not made any capital expenditure, commitment or investment other than in the ordinary course of business.

SECTION 3.15 NO UNDISCLOSED LIABILITIES

Except as set forth on Schedule 3.15 hereto, there are no liabilities or debts of TARGET of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or debt.

SECTION 3.16 ACCOUNTS RECEIVABLE

(i)        TARGET has made available to SUB a list of all consolidated accounts receivable of TARGET (“Accounts Receivable”) as of June 30, 2007 along with a range of days elapsed since the date of each invoice.

(ii)          Except as set forth on Schedule 3.16(a), all Accounts Receivable of TARGET arose in the ordinary course of business and are collectible except to the extent of reserves therefore set forth in the TARGET Financial Statements Date. Except as set forth on Schedule 3.16(b), no person has any Lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

SECTION 3.17 INSURANCE

TARGET has obtained and maintained in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is reasonably prudent. With respect to the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of TARGET, there is no claim by TARGET pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid. TARGET is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). TARGET has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

SECTION 3.18 TITLE TO PROPERTIES; LIENS

TARGET does not own any real property. All of the assets of TARGET, except those disposed of in the ordinary course of business, are free and clear of all Liens, security interests, charges and encumbrances, except (i) as disclosed on the TARGET Financial Statements, (ii) Liens for current taxes not yet due and payable, (iii) Liens in favor of any lessor with respect to capital lease obligations disclosed in Schedule 3.18 attached hereto, (iv) such imperfections of title or zoning restrictions, easements or encumbrances, if any, as do not materially interfere with the present use of such property or assets, and (vi) Liens which arise by operation of law.

SECTION 3.19 MATERIAL CONTRACTS

Except for: (i) contracts with clients and other contracts executed by TARGET in the ordinary course of business; (ii) employment agreements with officers; and (iii) other material contracts which are listed on Schedule 3.19(a) hereof, TARGET is not a party to or bound by any material indenture, lease, license, loan agreement, other agreement or other instrument (collectively, the “Material Contracts”). Except as disclosed on Schedule 3.19(b) hereof, TARGET’s Material Contracts are enforceable in accordance with their respective terms, and to the knowledge of TARGET, TARGET is not in violation of, and has received no notice of being in violation of such Material Contracts.

SECTION 3.20 NON-CONTRAVENTION

The execution and delivery by TARGET of this Agreement and the consummation by TARGET of the transactions contemplated hereby and performance of their obligations hereunder do not and will not (i) violate the Certificate of Incorporation or Bylaws of TARGET, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, result in a violation of, conflict with, or give rise to any right of termination, cancellation or acceleration of any right or obligation of TARGET, or to a loss of any benefit to which TARGET is entitled under any provision of any agreement or other instrument binding upon TARGET, or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of TARGET, or (iv) result in the creation or imposition of any Lien (as defined herein) on any asset of TARGET.

SECTION 3.21 LABOR RELATIONS

TARGET is not a party to any collective bargaining agreement and, to the Knowledge of TARGET, no organizational efforts are presently being made with respect to any employees of TARGET. TARGET has complied in all material respects with all applicable laws (including, but not limited to, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and regulations relating to employment matters including, but not limited to, those relating to wages, hours, discrimination and payment of social security and similar taxes.

SECTION 3.22 TAX RETURNS AND PAYMENT

Except as disclosed on Schedule 3.22 hereof, TARGET has filed all material Tax Returns required from it and has paid all Taxes shown thereon to be due, except as reflected in the TARGET Financial Statements and except for Taxes being contested in good faith and except for such delinquent tax returns that TARGET is required to file within 90 days after the Effective Time of the Merger. Except as disclosed in the TARGET Financial Statements, there is no material claim for Taxes that is a lien against the property of TARGET other than liens for taxes not yet due and payable. TARGET has not received notification of any audit of any Tax Return of TARGET being conducted or pending by a Tax Authority where an adverse determination could have a Material Adverse Effect, no extension or waiver of the statute of limitations on the assessment of any taxes has been granted by TARGET which is currently in effect, and TARGET is not a party to any agreement, contract or arrangement with any Tax Authority, which may result in the payment of any material amount in excess of the amount reflected on the TARGET Financial Statements. . TARGET is not a party to any tax-sharing or allocation agreement, nor does it owe any amount under any tax-sharing or allocation agreement. TARGET has never been (nor does it have any liability for unpaid Taxes because it once was) a member of an “affiliated group” within the meaning of Code Section 1502.

SECTION 3.23 INTELLECTUAL PROPERTY

Except as disclosed on Schedule 3.23 hereof, TARGET has title to all material patents, trademarks or trade secrets, or adequate licenses and rights to use the patents, trademarks, copyrights, trade names and trade secrets of others, necessary to the conduct of its business. The business of TARGET is being carried on without known conflicts with patents, licenses, trademarks, copyrights, trade names and trade secrets of others and, to the Knowledge of TARGET, no other persons are conducting their businesses in conflict with patents, licenses, trademarks, copyrights, trade names and trade secrets used by TARGET.

SECTION 3.24 ENVIRONMENTAL MATTERS

To the Knowledge of TARGET: (i) TARGET has obtained all material permits and licenses which are required in connection with its business under all applicable laws and regulations relating to pollution or protection of the environment (the “Environmental Laws”) and is in material compliance therewith; (ii) TARGET has at all times conducted its business in material compliance with all Environmental Laws and TARGET has not received any written notice of any past, present or future events, conditions or circumstances, which would interfere with or prevent material compliance or continued material compliance with any Environmental Laws or which form the basis of any material claim, demand or investigation, based on or related to TARGET’s business or other activities; (iii) there is no civil, criminal or administrative action or proceeding pending or threatened against TARGET, arising under any Environmental Laws; and (iv) there does not exist, and at no time since TARGET acquired any premises leased or used by it, has there existed any conditions that TARGET believes would require remediation by TARGET under any Environmental Laws

SECTION 3.25 EMPLOYMENT AGREEMENTS

Schedule 3.25 hereof lists each employment agreement between TARGET and any director, officer or employee of TARGET and copies of all such agreements have been provided to SUB prior to the date hereof. Except as provided in such employment agreements, all other employees of TARGET are terminable at will without expense or liability to TARGET other than as may be set forth in said Schedule 3.25 attached hereto or as may be required by law.

SECTION 3.26 WARRANTY CLAIMS

To the Knowledge of TARGET and except as set forth in Schedule 3.26 attached hereto, there are no pending or threatened material claims against TARGET for any work performed by TARGET for any client, including but not limited to, any services rendered under any warranties.

SECTION 3.27 BROKERS’ AND FINDERS’ FEES

TARGET has not incurred, nor will it incur, directly or indirectly, any liability for brokers’ or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

SECTION 3.28 BOARD APPROVAL

The Board of Directors of TARGET has approved this Agreement and the transactions contemplated hereby and will submit it to the Stockholders for their approval.

SECTION 3.29 FULL DISCLOSURE

The representations and warranties of TARGET contained in this Article III of this Agreement or to be furnished in or in connection with documents mailed or delivered to the Stockholders of TARGET in connection with soliciting their consent to this Agreement, do not contain or will not contain, any untrue statement of a material fact, or omit to state a material fact required to be stated herein or therein or necessary to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

SECTION 3.30 TARGET SEC REPORTS

Except as disclosed in the TARGET Schedules, TARGET has filed all forms, statements, reports and documents required to be filed or, if permissible, furnished by it with the Commission since such forms have been required. The TARGET SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of its filing date, each TARGET SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be.

ARTICLE IV

CERTAIN COVENANTS AND AGREEMENTS

SECTION 4.01 COVENANTS OF TARGET

TARGET covenants and agrees that, during the period from the date of this Agreement until the Closing Date, TARGET shall conduct its business as presently operated and solely in the ordinary course, and consistent with such operation, and, in connection therewith, without the written consent of SUB and PARENT:

(i)	shall not amend its Certificate of Incorporation or Bylaws;

(ii)          shall not pay or agree to pay to any employee, officer or director compensation that is in excess of the current compensation level of such employee, officer or director other than salary increases or payments made in the ordinary course of business or as otherwise provided in any contracts or agreements with any such employees;

(iii)         shall not merge or consolidate with any other entity or acquire or agree to acquire any other entity;

(iv)         shall not sell, transfer, or otherwise dispose of any assets required for the operations of TARGET’s business except in the ordinary course of business consistent with past practices;

(v)          shall not create, incur, assume, or guarantee any indebtedness for money borrowed except in the ordinary course of business, or create or suffer to exist any mortgage, lien or other encumbrance on any of its assets, except those in existence on the date hereof or those granted pursuant to agreements in effect on the date of this Agreement or provided by SUB and PARENT and/or any of their affiliates;

(vi)       shall not make any capital expenditure or series of capital expenditures except in the ordinary course of business, with the exception of the acquisition referred to in Section 4.01(iii) hereof;

(vii)      shall not declare or pay any dividends on or make any distribution of any kind with respect to the TARGET Common Stock;

(viii)       shall maintain its facilities, assets and properties in reasonable repair, order and condition, reasonable wear and tear excepted, and to notify SUB and PARENT immediately in the event of any material loss or damage to any of TARGET’s material assets;

(ix)         shall maintain in full force and effect all present insurance coverage of the types and in the amounts as are in effect as of the date of this Agreement;

(x)          shall seek to preserve the present employees, reputation and business organization of TARGET and TARGET’s relationship with its clients and others having business dealings with it;

(xi)         shall not issue any additional TARGET Common Stock or take any action affecting the capitalization of TARGET;

(xii)        shall use commercially reasonable efforts to comply with and not be in default or violation under any law, regulation, decree or order applicable to TARGET’s business, operations or assets where such violation would have a Material Adverse Effect;

(xiii)       shall not grant any severance or termination pay to any director, officer or any other employees of TARGET, other than pursuant to agreements in effect on the date of this Agreement or as otherwise disclosed in the documents delivered pursuant to this Agreement;

(xiv)       shall not change any of the accounting principles or practices used by it, except as may be required as a result of a change in law or in GAAP, whether in respect of Taxes or otherwise;

(xv)        shall not terminate or waive any right of substantial value other than in the ordinary course of business; and

(xvi)     shall not enter into any material contract or commitment other than in the ordinary course of business.

SECTION 4.02 COVENANTS OF PARENT

PARENT covenants and agrees that, during the period from the date of this Agreement until the Closing Date, PARENT shall conduct its business as presently operated and solely in the ordinary course, and consistent with such operation, and, in connection therewith, without the written consent of TARGET:

(i)          Employment Additionally, PARENT shall employ such employees of TARGET as determined by PARENT, upon such terms and conditions as shall be acceptable to PARENT and such individuals.

(ii)          Resignation of Directors, Nomination of Directors and Officers. PARENT shall, prior to the Closing, cause none of its directors to resign subsequent to the Effective Time. In addition, PARENT agrees and accepts the officers and directors of the PARENT following the Merger of persons listed on Schedule 1.05(a), until the earlier of their death, resignation or removal or until their respective successors are duly appointed and qualified.

(iii)	shall not amend its Certificate of Incorporation or Bylaws;

(iv)         shall not pay or agree to pay to any employee, officer or director compensation that is in excess of the current compensation level of such employee, officer or director other than salary increases or payments made in the ordinary course of business or as otherwise provided in any contracts or agreements with any such employees;

(v)          shall not merge or consolidate with any other entity or acquire or agree to acquire any other entity;

(vi)         shall not sell, transfer, or otherwise dispose of any assets required for the operations of PARENT’s business except in the ordinary course of business consistent with past practices;

(vii)        shall not create, incur, assume, or guarantee any indebtedness for money borrowed except in the ordinary course of business, or create or suffer to exist any mortgage, lien or other encumbrance on any of its assets, except those in existence on the date hereof or those granted pursuant to agreements in effect on the date of this Agreement or provided by TARGET and/or any of its affiliates;

(viii)       shall not make any capital expenditure or series of capital expenditures except in the ordinary course of business;

(ix)         shall not declare or pay any dividends on or make any distribution of any kind with respect to its securities;

(x)          shall maintain its facilities, assets and properties in reasonable repair, order and condition, reasonable wear and tear excepted, and to notify TARGET immediately in the event of any material loss or damage to any of PARENT’s material assets;

(xi)         shall maintain in full force and effect all present insurance coverage of the types and in the amounts as are in effect as of the date of this Agreement;

(xii)        shall seek to preserve the present employees, reputation and business organization of SUB and PARENT and SUB’s and PARENT’s relationship with its clients and others having business dealings with it;

(xiii)	shall not issue any securities other than as contemplated hereby.

(xiv)       shall use commercially reasonable efforts to comply with and not be in default or violation under any law, regulation, decree or order applicable to SUB’s and PARENT’s business, operations or assets where such violation would have a Material Adverse Effect;

(xv)        shall not grant any severance or termination pay to any director, officer or any other employees of SUB and PARENT except as otherwise disclosed in the documents delivered pursuant to this Agreement;

(xvi)       shall not change any of the accounting principles or practices used by it, except as may be required as a result of a change in law or in GAAP, whether in respect of Taxes or otherwise;

(xvii)    shall not terminate or waive any right of substantial value other than in the ordinary course of business;

(xviii)   shall not enter into any material contract or commitment other than in the ordinary course of business; and

(xix)     during the period from the date of this Agreement until the Closing Date, SUB and PARENT shall conduct its business as presently operated and solely in the ordinary course, and consistent with such operation, and, in connection therewith, without the written consent of TARGET.

SECTION 4.03 COVENANTS OF THE PARTIES

(i)          Announcement. Neither TARGET, on the one hand, nor SUB and PARENT on the other hand, shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Parties (which consent shall not be unreasonably withheld), except as may be required by applicable law or securities regulation. Notwithstanding anything in this Section 4.03 to the contrary, the Parties will, to the extent practicable, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to this Agreement and the transactions contemplated hereby whether or not required by Applicable Law.

(ii)          Notification of Certain Matters. TARGET shall give prompt notice to SUB and PARENT, and SUB and PARENT shall give prompt notice to TARGET, of:

(a)The occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time; and

(b)Any material failure of TARGET on the one hand, or SUB and PARENT, on the other hand, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(iii)         Reasonable Best Efforts. Before Closing, upon the terms and subject to the conditions of this Agreement, the Parties agree to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to applicable laws) to consummate and make effective the Merger and other transactions contemplated by this Agreement as promptly as practicable including, but not limited to:

(a)The preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger, including without limitation, the corporate resolutions to be sent to the SUB Stockholders (including the definitive and any amendments thereto, the “Shareholder Resolution”), and the other approvals, consents, orders, exemptions or waivers by any third party or governmental entity; and

(b)	The satisfaction of the other Parties' conditions precedent to Closing.

(iv)         Representation of Counsel. Each of the Parties has engaged separate counsel and have relied upon the advice provided by their counsel. .

(v)          Shareholder Resolution. SUB will use its reasonable best efforts to seek the approval of the SUB Stockholders for the Merger. As promptly as is reasonably practicable after the date of this Agreement, SUB shall deliver to its sole Stockholder a corporate resolution and copy of this Agreement for the purpose of approving and authorizing this Agreement.

(vi)	Access to Information

(a)Inspection by TARGET. SUB and PARENT will make available for inspection by TARGET, during normal business hours and in a manner so as not to interfere with normal business operations, all of SUB’s and PARENT’s records (including tax records), books of account, premises, contracts and all other documents in SUB’s and PARENT’s possession or control that are reasonably requested by TARGET to inspect and examine the business and affairs of SUB and PARENT. SUB and PARENT will cause its managerial employees and regular independent accountants to be available upon reasonable advance notice to answer questions of TARGET concerning the business and affairs of SUB and PARENT. TARGET will treat and hold as confidential any information they receive from SUB and PARENT in the course of the reviews contemplated by this Section 4.03(vii). No examination by TARGET will, however, constitute a waiver or relinquishment by TARGET of its rights to rely on SUB’s and PARENT’s covenants, representations and warranties made herein or pursuant hereto.

(b)Inspection by SUB. TARGET will make available for inspection by SUB and PARENT, during normal business hours and in a manner so as not to interfere with normal business operations, all of TARGET’s records (including tax records), books of account, premises, contracts and all other documents in TARGET’s possession or control that are reasonably requested by SUB and PARENT to inspect and examine the business and affairs of TARGET. TARGET will cause its managerial employees and regular independent accountants to be available upon reasonable advance notice to answer questions of SUB and PARENT concerning the business and affairs of TARGET. SUB and PARENT will treat and hold as confidential any information they receive from TARGET in the course of the reviews contemplated by this Section 4.03 (vii). No examination by SUB and PARENT will, however, constitute a waiver or relinquishment by SUB and PARENT of its rights to rely on TARGET’s covenants, representations and warranties made herein or pursuant hereto.

ARTICLE V

CONDITIONS PRECEDENT

SECTION 5.01 CONDITIONS PRECEDENT TO THE PARTIES' OBLIGATIONS

The obligations of the Parties as provided herein shall be subject to each of the following conditions precedent, unless waived by the parties:

(i)          Consents, Approvals. The Parties shall have obtained all consents and approvals of their respective boards of directors and stockholders, and all material consents, including any material consents and waivers by the Parties’ respective lenders and other third-parties, if necessary, to the consummation of the transactions contemplated by this Agreement.

(ii)          Absence of Certain Litigation. No action or proceeding shall be threatened or pending before any governmental entity or authority which, in the reasonable opinion of counsel for the Parties, is likely to result in a restraint, prohibition or the obtaining of damages or other relief in connection with this Agreement or the consummation of the Merger.

SECTION 5.02 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SUB AND PARENT

The obligations of SUB and PARENT as provided herein shall be subject to each of the following conditions precedent, unless waived by SUB and PARENT:

(i)          Consents And Approvals. TARGET shall have obtained all material consents, including any material consents and waivers by TARGET's lenders and other third-parties, if necessary, to the consummation of the transactions contemplated by this Agreement.

(ii)          Representations and Warranties. The representations and warranties by TARGET in Article III herein shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date, except to the extent that any changes therein are specifically contemplated by this Agreement.

(iii)         Performance. TARGET shall have performed and complied in all material respects with all agreements to be performed or complied with by them pursuant to this Agreement prior at or prior to the Closing.

(iv)         Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to SUB and PARENT and its counsel, and SUB and its counsel shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

(vi)         Certificate of Good Standing. TARGET shall have delivered to SUB and PARENT a certificate as to the good standing of TARGET in the State of Nevada certified by the Secretary of State of the State of Nevada on or within 20 calendar days of the Closing Date.

(vii)        Material Changes. Except as contemplated by this Agreement, since the date hereof, TARGET shall not have suffered a Material Adverse Effect.

(viii)     Certified List of Shareholders. TARGET shall have delivered to PARENT a certified list of shareholders and their shareholdings from the Transfer Agent, as well as a schedule showing any options, warrants, scrip or any other rights to purchase stock, plus the terms of any such purchase rights.

(ix)       Reduction of Debt on Balance Sheet of TARGET. TARGET shall have to the satisfaction of Parent reduced or have bonified agreements in place to reduce its current liabilities (as reported in the TARGET 10QSB for the period ending June 30, 2007) by no less than fifty percent (50%) on or before Closing.

(x)        Audited Financial Statements of TARGET, DPC and A4. TARGET shall have been delivered to PARENT, a certified list of shareholders and their shareholdings from the Transfer Agent, as well as a schedule showing any options, warrants, scrip or any other rights to purchase stock, plus the terms of any such purchase rights.

SECTION 5.03 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF TARGET

The obligation of TARGET on the Closing Date as provided herein shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent, unless waived by TARGET:

(i)          Consents And Approvals. SUB and PARENT shall have obtained the consent and approval of their respective lenders and other third-parties, if necessary, to the consummation of the transactions contemplated by this Agreement.

(ii)          Representations And Warranties. The representations and warranties by SUB and PARENT in Article II herein shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date, except to the extent that any changes therein are specifically contemplated by this Agreement.

(iii)         Performance. SUB and PARENT shall have performed and complied in all material respects with all agreements to be performed or complied with by them pursuant to this Agreement prior to or at the Closing.

(iv)         Proceedings And Documents. All corporate, company and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to TARGET and its counsel, and TARGET and its counsel shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

(v)          Certificate of Good Standing. SUB and PARENT shall have delivered to TARGET a certificate as to the good standing of SUB certified by the Secretary of State of the State of Nevada, on or within 2 business days of the Closing Date.

(vi)       Material Changes. Except as contemplated by this Agreement, since the date hereof, SUB shall not have suffered a Material Adverse Effect.

(vii)      Certified List of Shareholders. PARENT shall have delivered to TARGET a certified list of shareholders and their shareholdings from the Transfer Agent, as well as a schedule showing any options, warrants, scrip or any other rights to purchase stock, plus the terms of any such purchase rights.

(viii)	FINANCING. Delivery of FINANCING as described in Section 1.09 herein.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

SECTION 6.01 TERMINATION

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by:

(i)	The mutual written consent of the Boards of Directors of the Parties;

(ii)          Either SUB and PARENT, on the one hand, or TARGET, on the other hand, if any governmental entity or court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties to this Agreement shall use their reasonable efforts to lift), which restrains, enjoins or otherwise prohibits the Merger or the acceptance for payment of, or payment for, Issuable Shares pursuant to the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

(iii)         SUB and PARENT, if TARGET shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, and the breach cannot be or has not been cured within 15 calendar days after the giving of written notice by SUB and PARENT to TARGET;

(iv)         TARGET, if SUB and PARENT shall have breached in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, and the breach cannot be or has not been cured within 15 calendar days after the giving of written notice by TARGET to SUB and PARENT; or

(viii)	Without any action on the part of the Parties if required by Applicable Law.

(ix)       On April 30, 2008 if the Merger is not closed prior thereto, unless this date is extended by the mutual agreement in writing of the Parties prior thereto.

(x)	TARGET and/or PARENT if the provisions of Section 4.02(iii) have not been satisfied.

SECTION 6.02 EFFECT OF TERMINATION

If this Agreement is terminated as provided in Section 6.01, written notice of such termination shall be given by the terminating Party to the other Party specifying the provision of this Agreement pursuant to which such termination is made, this Agreement shall become null and void and there shall be no liability on the part of SUB and PARENT or TARGET; provided that nothing in this Agreement shall relieve any Party from any liability or obligation with respect to any willful breach of this Agreement.

ARTICLE VII

CONFIDENTIALITY; NON-SOLICITATION; EXCLUSIVITY

SECTION 7.01 CONFIDENTIALITY

SUB and PARENT, on the one hand, and TARGET, on the other hand, will keep confidential all information and documents obtained from the other, including but not limited to any information or documents provided pursuant to Section 4.03(vii) hereof, which are designated by such Party as confidential (except for any information disclosed to the public pursuant to a press release authorized by the Parties) and in the event the Closing does not occur or this Agreement is terminated for any reason, will promptly return such documents and all copies of such documents and all notes and other evidence thereof, including material stored on a computer, and will not use such information for its own advantage, except to the extent that (i) the information must be disclosed by law, (ii) the information becomes publicly available by reason other than disclosure by the Party subject to the confidentiality obligation, (iii) the information is independently developed without use of or reference to the other Party’s confidential information, (iv) the information is obtained from another source not obligated to keep such information confidential, or (v) the information is already publicly known or known to the receiving Party when disclosed as demonstrated by written documentation in the possession of such Party at such time.

SECTION 7.02 NON-SOLICITATION

During the period from the date of this Agreement until the consummation or termination of this Agreement or the Merger and, in the event of the termination of this Agreement or the Merger for any reason, during the one (1) year period following the date of such termination, neither Party shall, without the consent of the other Party, directly or indirectly solicit the employment or engagement, as an employee or consultant, any “restricted employee” or encourage any “restricted employee” to leave the employment of the other Party or any subsidiary of the other Party. A “restricted employee” shall mean any person who is employed by a Party or any of its subsidiaries on the date of this Agreement or at any time during the six (6) months prior thereto.

SECTION 7.03 EXCLUSIVITY

Except for the transactions contemplated by this Agreement, none of the Parties shall (i) solicit, initiate, or encourage the submission of any proposal or offer relating to the acquisition of any capital stock or other voting securities or any substantial portion of the assets of such or any other Party hereto (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Parties shall notify each other Party immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01 INDEMNIFICATION BY SUB AND PARENT

SUB and PARENT shall indemnify, defend and hold harmless, TARGET, and each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer, director or partner of, TARGET or an employee of, TARGET and their respective heirs, legal representatives, successors and assigns (the “TARGET Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of (i) any breach of this Agreement by SUB and PARENT, including but not limited to failure of any representation or warranty to be true and correct at or before the Closing, or (ii) any act, omission or conduct of any officer, director or agent of SUB and PARENT prior to the Closing, whether asserted or claimed prior to, or at or after, the Closing, or (iii) relating to the consummation of the transactions contemplated herein, and any action taken in connection therewith (“TARGET Indemnified Liabilities”). Any TARGET Indemnified Party wishing to claim indemnification under this Section 8.01, upon learning of any such claim, action, suit, proceeding or investigation, shall notify SUB and PARENT, but the failure so to notify shall not relieve SUB and PARENT from any liability that it may have under this Section 8.01, except to the extent that such failure would materially prejudice SUB and PARENT.

SECTION 8.02 INDEMNIFICATION BY TARGET

TARGET shall indemnify, defend and hold harmless SUB and PARENT and each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer, director or partner of SUB and PARENT, or an employee of SUB and PARENT and their respective heirs, legal representatives, successors and assigns (collectively the “SUB Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of (i) any breach of this Agreement by TARGET, including but not limited to failure of any representation or warranty to be true and correct at or before the Closing, or (ii) any act, omission or conduct of any officer, director or agent of TARGET prior to the Closing, whether asserted or claimed prior to, or at or after, the Closing, or (iii) relating to the consummation of the transactions contemplated herein, and any action taken in connection therewith (collectively “SUB Indemnified Liabilities”). Any SUB Indemnified Party wishing to claim indemnification under this Section 8.02, upon learning of any such claim, action, suit, proceeding or investigation, shall notify TARGET, but the failure so to notify shall not relieve TARGET from any liability that it may have under this Section 8.02, except to the extent that such failure would materially prejudice TARGET.

SECTION 8.03 SURVIVAL OF INDEMNIFICATION

All rights to indemnification under this Article 8 shall survive the consummation of the Merger and the termination of this Agreement. The provisions of this Article 8 are intended to be for the benefit of, and shall be enforceable by, each TARGET Indemnified Party and each SUB Indemnified Party, and his or her heirs and representatives. No Party shall enter into any settlement regarding the foregoing without prior approval of the TARGET Indemnified Party or SUB Indemnified Party, as the case may be.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES

None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except as set forth in Article VIII. All such representations and warranties will be extinguished on consummation of the Merger and none of the Parties nor any of their officers, directors, employees or stockholders shall be under any liability whatsoever with respect to any such representation or warranty after such time. This Section 9.01 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02 EXPENSES

Except as contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses.

SECTION 9.03 APPLICABLE LAW AND CONSENT TO JURISDICTION

The interpretation and enforcement of this Agreement shall be exclusively governed by the laws of the State of Nevada as applied to agreements entered into and to be performed in such state. The parties hereto also consent to the exclusive jurisdiction and venue of the United States District Court—District of Nevada in the event that any dispute among the parties arises from this Agreement or any other dispute among the parties hereto.

SECTION 9.04 NOTICES

All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows:

(i)          If sent by registered or certified mail in the United States, return receipt requested, upon receipt;

(ii)          If sent by reputable overnight air courier (such as Federal Express), 2 business days after being sent;

(iii)         If sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (i) or (ii) above, when transmitted and receipt is confirmed by telephone; or

(iv)	If otherwise actually personally delivered, when delivered.

All notices and other communications under this Agreement shall be sent or delivered as follows:

If to TARGET (a Nevada corporation), to:

Paivis Corp

#400 3475 Lenox Road

Atlanta, GA, 30326

Telephone: (404) 601-2885

Attention: Edwin Kwong, Interim CEO

with a copy to (which shall not constitute notice):

Gregory Bartko, Esq.

Law Office of Gregory Bartko

3475 Lenox Road, Suite 400

Atlanta, GA 30326

Telephone: (404) 238-0550

Facsimile: (404) 238-0551

Email: gbartko@mindspring.com

If to SUB (Nevada corporation and PARENT (Delaware corporation), to:

TRUSTCASH HOLDINGS, INC.

400 Park Avenue Suite 1420

NY NT 10022

Each Party may change its address by written notice in accordance with this Section.

SECTION 9.05 ENTIRE AGREEMENT

This Agreement (including the documents and instruments referred to in this Agreement) contains the entire understanding of the Parties with respect to the subject matter contained in this Agreement, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the Parties, oral or written, respecting such subject matter.

SECTION 9.06 ASSIGNMENT

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the immediately foregoing sentence of this Section 9.06, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective successors and assigns.

SECTION 9.07 HEADINGS; REFERENCES

The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to “Articles” or “Sections” shall be deemed to be references to Articles or Sections of this Agreement unless otherwise indicated.

SECTION 9.08 COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall be considered one and the same agreement.

SECTION 9.09 NO THIRD PARTY BENEFICIARIES

Except as otherwise contemplated by this Agreement, nothing herein is intended to confer upon any person or entity not a Party to this Agreement any rights or remedies under or by reason of this Agreement.

SECTION 9.10 SEVERABILITY; ENFORCEMENT

Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provisions shall be interpreted to be only so broad as is enforceable.

[THE BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK – SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

SUB	PARENT

TCHH ACQUISITION CORP.	TRUSTCASH HOLDINGS, INC.
A Nevada corporation	A Delaware corporation

By:	/s/ Greg Moss	By:	/s/ Greg Moss
Name:	Greg Moss	Name:	Greg Moss
Title:	CEO	Title:	CEO

TARGET

PAIVIS, CORP.

A Nevada corporation

By:	/s/ Edwin Kwong
Name: Edwin Kwong
Title: CEO